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                                                                     EXHIBIT 4.7


                                                                 EXECUTION COPY
                                                                        4/20/99












                         ECT MERCHANT INVESTMENTS CORP.
                               SECURITY AGREEMENT

                           Dated as of April 20, 1999


                                    made by


                        ECT MERCHANT INVESTMENTS CORP.,

                                  as Grantor,

                                       to

                             THE BANK OF NEW YORK,

                                   as Trustee



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                               TABLE OF CONTENTS

SECTION                                                                                                        PAGE


SECTION 1.  Certain Defined Terms.................................................................................1

SECTION 2.  Grant of Security.....................................................................................2

SECTION 3.  Security for Obligations..............................................................................2

SECTION 4.  Delivery of Collateral................................................................................2

SECTION 5.  Representations and Warranties........................................................................3

SECTION 6.  Further Assurances; Place of Perfection...............................................................5

SECTION 7.  Covenant to Give Further Security.....................................................................6

SECTION 8.  Trustee Appointed Attorney-in-Fact....................................................................6

SECTION 9.  Trustee May Perform...................................................................................7

SECTION 10. No Assumption of Duties; Reasonable Care..............................................................7

SECTION 11. Voting Rights; Dividends; Etc.........................................................................7

SECTION 12. Transfers and Other Liens; Additional Equity Interests................................................8

SECTION 13. Security Interest Absolute............................................................................9

SECTION 14. Remedies.............................................................................................10

SECTION 15. Indemnity and Expenses...............................................................................11

SECTION 16. Amendments, Waivers and Consents.....................................................................11

SECTION 17. Notices; Etc.........................................................................................12

SECTION 18. Continuing Security Interest.........................................................................13

SECTION 19. Waivers and Acknowledgments..........................................................................13



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
SECTION 20.  Subrogation.........................................................................................13

SECTION 21.  Release and Termination.............................................................................14

SECTION 22.  Authority of the Trustee............................................................................14

SECTION 23.  Execution in Counterparts...........................................................................15

SECTION 24.  Reinstatement.......................................................................................15

SECTION 25.  Severability........................................................................................15

SECTION 26.  Governing Law; Entire Agreement.....................................................................15

Schedule I.......................................................................................................17




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               ECT MERCHANT INVESTMENTS CORP. SECURITY AGREEMENT


                  SECURITY AGREEMENT dated April 20, 1999, made by ECT MERCHANT INVESTMENTS CORP., a Delaware corporation (the "Grantor"), to THE BANK OF NEW YORK, a New York banking corporation, in its capacity as trustee (the "Trustee") for the holders from time to time (the "Holders") of the Notes (as defined in the Indenture referred to below), issued by East Coast Power L.L.C., a Delaware limited liability company (the "Company") under the Indenture referred to below.

PRELIMINARY STATEMENTS.

                  (1) The Company and the Trustee have entered into an indenture dated as of April 20, 1999 (as amended, restated, supplemented or otherwise modified from time to time, the "Indenture"), pursuant to which the Company is issuing Notes on the date hereof in an aggregate principal amount of $850,000,000.

                  (2) It is a condition precedent to the initial purchase of the Notes by the initial Holders thereof that the Grantor shall have granted the security interest and made the pledge and assignment contemplated by this Agreement.

                  NOW, THEREFORE, in consideration of the premises and in order to induce the initial Holders to purchase the Initial Notes (as defined in the Indenture), the Grantor hereby agrees with the Trustee, for the benefit of the Trustee and for the ratable benefit of the Holders of the Notes, as follows:

                  SECTION 1. Certain Defined Terms. Unless otherwise defined in this Section 1, (a) capitalized terms used in this Agreement have the meanings specified in the Indenture and (b) terms used in Article 8 or 9 of the Uniform Commercial Code from time to time in effect in the State of New York (the "NYUCC") are used herein as therein defined. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

                  "Collateral" has the meaning specified in Section 2.

                  "NYUCC" has the meaning specified above in this Section 1.

                  "Pledged Interests" has the meaning specified in Section 2(a).

                  "Secured Obligations" has the meaning specified in Section 3.

                  "Security Collateral" has the meaning specified in Section
                  2(a).




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                                       2

                  SECTION 2. Grant of Security. The Grantor hereby pledges and assigns to the Trustee, for its benefit and the ratable benefit of the Holders of the Notes, and hereby grants to the Trustee, for its benefit and for the ratable benefit of the Holders of the Notes, a continuing security interest in and to all of the Grantor's right, title and interest in and to, the following (whether consisting of investment securities, book-entry securities or other securities, security entitlements, financial assets or other investment property, accounts, general intangibles, instruments or documents, securities accounts, deposit accounts or other bank, trust or cash collateral accounts, or other property, assets or rights), whether now owned or hereafter acquired, wherever located and whether now or hereafter existing (collectively, the "Collateral"):

                  (a) all of the membership interests in the Company described on Schedule I hereto whether or not evidenced by certificates (collectively, the "Pledged Interests"), and the certificates, if any, representing such interests, any security therefor and all dividends, distributions, profits, bonuses, premiums, income, cash, instruments and other property and assets from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such membership interests (all such Collateral being, the "Security Collateral"); and

                  (b) all proceeds (including cash proceeds) of any and all of the foregoing Collateral (including, without limitation, proceeds that constitute property of the types described in clause (a) of this
         Section 2) and, to the extent not otherwise included, all (i) payments under insurance (whether or not the Trustee is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral and (ii) payments and distributions made with respect to the foregoing Collateral.

                  SECTION 3. Security for Obligations. This Agreement secures the payment of all obligations, now or hereafter existing, of the Company under the Indenture and the Notes and of the Grantor under this Agreement (including, without limitation, any extensions, modifications, substitutions, amendments and renewals thereof), in each case whether direct or indirect, absolute or contingent, and whether for principal, interest, fees, indemnification payments, contract causes of action, costs, expenses or otherwise (all such obligations being the "Secured Obligations"). Without limiting the generality of the foregoing, this Agreement secures, to the fullest extent permitted by applicable law, the payment of all amounts that constitute part of the Secured Obligations and would be owed by the Company to the Trustee or the Holders under the Indenture, the Notes or the Security Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Company.

                  SECTION 4. Delivery of Collateral. (a) The Grantor shall ensure that all certificates or instruments representing or evidencing Security Collateral, if any, are delivered to and be held by or on behalf of the Trustee pursuant hereto and are in suitable form for transfer by delivery or


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                                       3

shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Trustee. The Trustee shall have the right, at any time and without notice to the Grantor, to transfer to or register in the name of the Trustee or any of its nominees any or all of the Security Collateral, subject only to the revocable rights specified in Section 11(b). In addition, the Trustee shall have the right at any time and from time to time to exchange certificates or instruments representing or evidencing Security Collateral held by them for certificates or instruments of smaller or larger denominations.

                  (b) Concurrently with the execution and delivery of this Agreement, the Grantor shall cause to be filed proper financing statements in all jurisdictions necessary or prudent to perfect and protect the liens and security interests created hereunder, covering the Collateral described herein.

                  SECTION 5. Representations and Warranties. The Grantor represents and warrants as of the date of this Agreement as follows:

                  (a) The Grantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Grantor has all corporate power and authority and all governmental licenses, authorizations, consents and approvals required in each case to carry on its business as now conducted, except to the extent that the failure to have such power, authority, licenses, authorizations, consents and approvals could not reasonably be expected to have a material adverse effect on the Grantor's ability to perform any of its obligations hereunder or a material adverse effect on the business, operations, assets or financial condition of the Grantor and its Subsidiaries taken as a whole (a "Grantor Material Adverse Effect").

                  (b) The execution, delivery and performance by the Grantor of this Agreement are within the Grantor's corporate powers, have been duly authorized by all necessary action of the Grantor, require, in respect of the Grantor, no action by or in respect of, or filing with, any governmental body, agency or official (other than the filing of financing statements in favor of the Trustee on or prior to the date hereof as may be required for the perfection of the Security Interest herein granted in the Collateral) and do not contravene, or constitute a default under, any provision of law or regulation (including Regulation X of the Board of Governors of the Federal Reserve System) applicable to the Grantor or Regulation U of the Board of Governors of the Federal Reserve System or the certificate of incorporation or bylaws of the Grantor or any judgment, injunction, order, decree or material agreement binding upon the Grantor or result in or require the creation or imposition of any Lien on any of the Collateral.

                  (c) This Agreement has been duly executed and delivered by the Grantor. This Agreement is the legal, valid and binding obligation of the Grantor, enforceable against the


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         Grantor in accordance with its terms, except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity.

                  (d) There is no pending, or to the Grantor's knowledge, threatened action, suit or proceeding against the Grantor before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could reasonably be expected to have a Grantor Material Adverse Effect or which in any manner draws into question the legality, validity, binding effect or enforceability of this Agreement.

                  (e) The chief place of business and chief executive office of the Grantor are located at the address specified in Section 17. The Grantor has no trade names.

                  (f) The Grantor is the legal and beneficial owner of the Collateral which is in existence on the date hereof free and clear of any Lien (other than Liens not prohibited by the Indenture), except for the security interest created by this Agreement and the Liens created under the Bridge Loan which will terminate upon the filing of termination financing statements on the Issue Date. No effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording office, and the Grantor has not entered into any security control agreement or other agreement similar in effect, in each case covering all or any part of the Collateral, except such as may have been filed in favor of the Trustee relating to this Agreement or the other Security Documents.

                  (g) There are no existing options, warrants, calls or commitments of any character whatsoever relating to any Equity Interests in the Company owned by the Grantor except for this Agreement and the limited liability company agreement of the Company. There are no shareholder agreements, voting trust agreements or other agreements or understandings to which the Grantor is a party or by which the Grantor may otherwise be bound that affect the voting or other rights of a holder of any Equity Interest in the Company (including, without limitation, the ability to transfer any such Equity Interest), except for this Agreement and the limited liability company agreement of the Company.

                  (h) This Agreement, the pledge of the Collateral pursuant hereto and the pledge, assignment and delivery to the Trustee of the certificates representing the Security Collateral pursuant hereto, together with stock or other transfer powers duly executed in blank, create a valid and perfected first priority security interest in the Collateral, securing the payment of the Secured Obligations, and all filings and other actions necessary to perfect and protect such security interest have been duly taken.



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                  (i) No consent of any other Person and no authorization,
         approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other third party is required either (i) for the grant by the Grantor of the assignment and security interest granted hereby, for the pledge by the Grantor of any of the Collateral pursuant hereto or for the execution, delivery or performance of this Agreement by the Grantor, (ii) for the perfection or continuation of perfection of the pledge, assignment and security interest created hereby (including the priority of such pledge, assignment or security interest), except for the filing of financing and continuation statements under the Uniform Commercial Code, which financing statements have been duly filed, (iii) for the exercise by the Trustee of its voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except as may be required in connection with the disposition of any portion of the Security Collateral by laws affecting the offering and sale of securities generally or (iv) consents, authorizations, approvals or other actions or filings that have been made or obtained on or prior to the date hereof.

                  SECTION 6. Further Assurances; Place of Perfection. (a) The Grantor agrees that from time to time, at its sole expense, the Grantor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or prudent, or that the Trustee may reasonably request, in order to perfect and protect any pledge, assignment or security interest granted or purported to be granted hereunder (including, without limitation, the priority thereof) or to enable the Trustee to exercise and enforce its rights and remedies hereunder. Without limiting the generality of the foregoing, the Grantor will:

                  (i) if any Collateral shall be evidenced by a certificate, promissory note or other instrument or by chattel paper, deliver and pledge to the Trustee hereunder such certificate, note or other instrument or such chattel paper duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to the Trustee; and

                  (ii) execute and file such financing statements, continuation statements or other similar documents, or amendments thereto, and such other instruments or notices, as may be necessary or as the Trustee may deem reasonably prudent and may request, in order to perfect and preserve the pledge, assignment and security interest granted or purported to be granted under this Agreement.

                  (b) The Grantor hereby authorizes the Trustee to cause the filing of one or more financing statements, continuation statements or other similar documents, and amendments thereto, relating to all or any part of the Collateral without the signature of the Grantor where permitted by applicable law. A photocopy or other reproduction of this Agreement or any financing statement or other similar document covering the Collateral or any part thereof shall be sufficient as a financing statement or other similar document where permitted by applicable law.




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                                       6

                  (c) The Grantor shall furnish to the Trustee from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Trustee may reasonably request, all in reasonable detail.

                  SECTION 7. Covenant to Give Further Security. The Grantor hereby agrees that, if, and at such time as, it acquires title to, or any other ownership interest in, any additional Equity Interests in any issuer of the Pledged Interests, it will, at its sole expense:

                  (a) as promptly as practicable and in any event within five
         (5) days after such acquisition, notify the Trustee of its acquisition of title thereto or such other ownership interest therein; and

                  (b) as promptly as practicable and in any event within 30 days after such acquisition, (i) duly execute and deliver such mortgages, pledges, assignments and/or other security agreements as are necessary to create a valid lien thereon and security interest therein in favor of the Trustee, for its benefit and the benefit of the Holders of the Notes, in each case in form and substance satisfactory to the Trustee, and (ii) make all filings and take all other actions that are necessary or that the Trustee may deem reasonably prudent and may request to perfect and protect a valid and perfected first priority lien thereon and security interest therein in favor of the Trustee, for its benefit and the benefit of the Holders of the Notes.

                  SECTION 8. Trustee Appointed Attorney-in-Fact. In addition to all of the powers granted to the Trustee pursuant to the Indenture, the Grantor hereby irrevocably appoints the Trustee its attorney-in-fact (which appointment is coupled with an interest and is irrevocable), with full authority in the place and stead of the Grantor and in the name of the Grantor or otherwise and with full power of substitution, from time to time upon the occurrence and during the continuation of an Event of Default, to take any action and to execute any instrument to accomplish the purposes of this Agreement (it being understood that the Trustee will not be required to act unless otherwise set forth herein or in the Indenture), including, without limitation:

                  (a) after the occurrence and during the continuation of an Event of Default, to ask for, demand, collect, sue for, recover, compromise, receive, and give acquittance and receipts for, moneys due and to become due under or in respect of any of the Collateral;

                  (b) to receive, endorse and collect any drafts, instruments or other documents or any chattel paper in connection with this Agreement (including, without limitation, all instruments representing or evidencing any interest payment or other distribution in respect of the Security Collateral or any part thereof) and to give full discharge for the same;



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                                       7

                  (c) to sell, transfer, assign or otherwise deal with the Collateral or any part thereof under, and in accordance with, the terms of the Indenture or Section 14 in the same manner and to the same extent as if the Trustee was the absolute owner thereof; and

                  (d) upon the occurrence and during the continuation of any Event of Default, to file any claims or take any action or institute any proceedings that may be necessary or that the Trustee may deem desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Trustee with respect to any of the Collateral.

                  SECTION 9. Trustee May Perform. If the Grantor fails to make any payment required to be made by it, or to perform any other act or agreement required to be performed by it, in each case under this Agreement, the Trustee, without waiving or releasing any obligation or default, may (but shall not be obligated to) make such payment or perform such other act, or cause the payment or performance thereof, for the account and at the sole expense of the Grantor. All amounts so paid by the Trustee and all costs and expenses so incurred shall constitute obligations of the Grantor secured hereunder and shall be payable under Section 15(b). The Trustee shall not be liable for any damages resulting from any such payment or performance.

                  SECTION 10. No Assumption of Duties; Reasonable Care. The rights and powers conferred on the Trustee hereunder are solely to preserve and protect the security interest of the Trustee and the Holders of the Notes in and to the Collateral granted hereby and shall not be interpreted to, and shall not impose any duties on the Trustee in connection therewith other than those expressly provided herein or imposed under applicable law. Except as provided by applicable law or by the Indenture, the Trustee shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Trustee accords similar property held by the Trustee for its own account, it being understood that the Trustee in its capacity as such shall not have any responsibility for (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities or other matters relative to any Collateral, whether or not the Trustee has or is deemed to have knowledge of such matters or (b) taking any necessary steps to preserve rights against any parties with respect to any Collateral. The Trustee shall be entitled to all the rights, benefits, privileges and immunities accorded to it under the Indenture.

                  SECTION 11. Voting Rights; Dividends; Etc. (a) So long as no Event of Default shall have occurred and be continuing:

                  (i) The Grantor shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Security Collateral pledged and assigned by it hereunder, or any part thereof, for any purpose not inconsistent with the terms of this Agreement, the Indenture and the Notes.



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                                       8

                  (ii) The Grantor shall be entitled to receive, retain, and distribute any and all dividends, interest and other distributions paid or distributed in respect of the Security Collateral if and to the extent that the payment thereof is not otherwise prohibited by the terms of the Indenture or the Notes.

                  (iii) The Trustee shall execute and deliver (or cause to be executed and delivered) to the Grantor all such proxies and other instruments as the Grantor may reasonably request for the purpose of enabling the Grantor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above and to receive the dividends or interest payments that it is authorized to receive, retain, and distribute pursuant to paragraph (ii) above.

                  (b) Upon the occurrence and during the continuance of an Event of Default:

                  (i) All rights of the Grantor (A) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 11(a)(i) shall, upon notice to the Grantor by the Trustee acting at the direction of the Holders of a majority interest of Outstanding Notes, cease and (B) to receive, the dividends, interest payments, and other distributions that it would otherwise be authorized to receive, retain, and distribute pursuant to Section 11(a)(ii) shall automatically cease, and all such rights shall thereupon become vested in the Trustee, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Collateral such dividends, interest payments and other distributions as the Holders of a majority in interest of Outstanding Notes shall direct.

                  (ii) All dividends, interest payments, and other distributions that are received by the Grantor contrary to the provisions of paragraph (i) of this Section 11(b) shall be received in trust for the benefit of the Trustee, shall be segregated from other funds of the Grantor and shall be forthwith paid over to the Trustee as Collateral in the same form as so received (with any necessary indorsement).

                  SECTION 12. Transfers and Other Liens; Additional Equity Interests. (a) The Grantor agrees that it will not (i) sell, assign or otherwise dispose of, or grant any option with respect to, any of the Collateral of the Grantor if such sale, assignment, disposition or grant of option would cause or result in a Default or an Event of Default or (ii) create or suffer to exist any Lien on any of the Collateral except for Liens created hereunder.

                  (b) The Grantor agrees that it shall cause the Company not to issue any Equity Interests in addition to or in substitution for the Pledged Interests, unless immediately upon such issuance, such Equity Interests is pledged to the Trustee for the benefit of the Holders.




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                                       9

                  (c) Any sale, assignment or other disposition of any of the Collateral shall be subject to the Lien created hereunder in favor of the Trustee (on its behalf and on behalf of the Holders of the Notes) continuing in such Collateral.

                  SECTION 13. Security Interest Absolute. The obligations of the Grantor under this Agreement are independent of the Secured Obligations, and a separate action or actions may be brought and prosecuted against the Grantor to enforce this Agreement, irrespective of whether any action is brought against the Company or whether the Company is joined in any such action or actions. All rights of the Trustee and the pledge, assignment and security interest hereunder, and all obligations of the Grantor hereunder, shall be irrevocable, absolute and unconditional, irrespective of, and the Grantor hereby irrevocably waives (to the maximum extent permitted by applicable law) any defenses it may now have or may hereafter acquire in any way relating to, any or all of the following:

                  (a) any lack of validity or enforceability of the Indenture, the Notes, any Security Document or any other agreement or instrument relating thereto;

                  (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations or any other obligations under the Indenture, the Notes or any Security Document, or any other amendment or waiver of or any consent to any departure from the Indenture, the Notes or any Security Document, including, without limitation, any increase in the Secured Obligations resulting from the extension of additional credit to the Company, any of its Subsidiaries or otherwise;

                  (c) any taking, exchange, release or non-perfection of any other collateral, or any taking, release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Secured Obligations;

                  (d) any manner of application of Collateral, or proceeds thereof, to all or any of the Secured Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Secured Obligations or any other obligations of the Company under or in respect of the Indenture, the Notes, and the Security Documents or any other assets of the Company or any of its Subsidiaries;

                  (e) any change, restructuring or termination of the corporate, partnership or other structure or existence of the Company or any of its Subsidiaries; and

                  (f) any other circumstance (including without limitation any statute of limitations) that might otherwise constitute a defense available to, or a discharge of, the Grantor or a third party grantor of a security interest other than the payment in full of the Secured Obligations.



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                                      10

                  SECTION 14. Remedies. If an Event of Default shall have occurred and be continuing:

                  (a) The Trustee or the majority of the Holders of the Notes may, or in the event of an acceleration under Section 502 of the Indenture then the Trustee shall, exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or in the Indenture or otherwise available to it, all the rights and remedies of a secured party upon default under the NYUCC (whether or not the NYUCC applies to the affected Collateral) and also may (i) require the Grantor to, and the Grantor hereby agrees that it will at its expense and upon request of the Trustee forthwith, assemble all or part of the Collateral as directed by the Trustee and make it available to the Trustee at a place to be designated by the Trustee that is reasonably convenient to both parties and (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Trustee's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as commercially reasonable. The Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days' notice to the Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Trustee shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Trustee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

                  (b) All cash proceeds received by the Trustee in respect of any sale of, collection from, or other realization upon all or any part of the Collateral be held by the Trustee as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Trustee pursuant to Section 15(b)) in whole or in part by the Trustee for the ratable benefit of the Holders of the Notes against, all or any part of the Secured Obligations in such order as the Trustee shall elect. Any surplus of such cash or cash proceeds held by the Trustee and remaining after payment in full of all the Secured Obligations shall be paid over to the Grantor or to whomsoever else may be lawfully entitled to receive such surplus.

                  (c) Notwithstanding the foregoing, the Grantor and the Trustee recognize that any disposition of Collateral mut be made in accordance with any applicable federal or state securities laws. The Grantor recognizes that the Trustee may deem it impracticable to effect a public sale of all or any part of the Collateral subject to such securities laws and that the Trustee may, therefore, determine to make one or more private sales of any such Collateral to a restricted group of purchasers who will be obligated to agree, among other things, to acquire such Collateral for their own account, for investment and not with a view to the distribution or resale thereof. The Grantor acknowledges that any such private sale may be at prices and on terms less favorable than the prices and other terms which might




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                                      11

         have been obtained at a public sale and, notwithstanding the foregoing, agrees that such private sale shall be deemed to have been made in a commercially reasonable manner and that the Trustee shall have no obligation to delay sale of any such securities for the period of time necessary to permit the Grantor to register such Collateral for public sale under the Securities Act of 1933, as amended.

                  SECTION 15. Indemnity and Expenses. (a) The Grantor agrees to indemnify, defend and save and hold harmless the Trustee and each of its officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or resulting from the Trustee's performance as Trustee under this Agreement (including, without limitation, enforcement of this Agreement), except any such claim, damage, loss, liability or expense as may be attributable to its negligence or willful misconduct.

                  (b) The Grantor will upon demand pay to the Trustee (i) the amount of any and all reasonable out-of-pocket costs and expenses of the Trustee, including the reasonable fees, expenses, and disbursements of counsel to the Trustee and of any experts and agents, that the Trustee may incur in connection with (A) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral or (B) the failure by the Grantor to perform or observe any of the provisions hereof; and
(ii) all costs and expenses of the Trustee and each of the Holders of the Notes in connection with the exercise of any of their rights hereunder or the enforcement of this Agreement (including, without limitation, the reasonable fees and expenses of counsel for the Trustee and each of the Holders of the Notes with respect thereto), whether in any action, suit or litigation, any bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally or in any negotiated settlement or workout, except in the case of clauses (i) and (ii), any such cost, expense, or disbursement as may be attributable to the Trustee's negligence or willful misconduct.

                  (c) Without prejudice to the survival of any other agreement of the Grantor hereunder, the agreements and obligations of the Grantor contained in this Section 16 shall survive the termination of this Agreement and the resignation or removal of the Trustee.

                  SECTION 16. Amendments, Waivers and Consents. Any amendment or waiver of any provision of this Agreement and any consent to any departure by the Grantor from any provision of this Agreement shall be effective only if in writing, signed by the Trustee and made or duly given in compliance with all of the terms and provisions of the Indenture, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Neither the Trustee nor any Holder of Notes shall be deemed, by any act, delay, indulgence, omission or otherwise, to have waived any right or remedy hereunder or to have acquiesced in any Default or

Event of Default or in any breach of any of the terms and conditions hereof. Failure of the Trustee or any Holder of Notes to exercise, or delay in exercising, any right, power or privilege hereunder shall not preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Trustee or any Holder of Notes of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Trustee or such Holder of Notes would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

                  (b) Without the consent of any Holders of the Notes and the Grantors, the Trustee may amend or waive any provision of this Agreement or consent to any departure by any Grantor from any provision hereof, for any of the following purposes:

                  (i) to evidence the succession of another Person to the Company, or any other Grantor, and the assumption by any such successor of the obligations of the Company or such other Grantor contained herein;

                  (ii) to evidence and provide for the appointment of a successor Trustee;

                  (iii) to cure any ambiguity, to correct or supplement any provision in this Agreement that may defective or inconsistent with any other provision of this Agreement or the Indenture, or to make any other provisions with respect to matters or questions arising under this Agreement with shall not be inconsistent with the provisions of this Agreement or the Indenture; provided that, in each case, such actions pursuant to this clause shall not materially adversely affect the interests of the Holders;

                  (iv) to mortgage, pledge, hypothecate or grant of security interest in additional collateral in favor of the Trustee for the benefit of the Holders; or

                  SECTION 17. Notices; Etc. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic, telex or cable communication) and, mailed, telecopied, cabled or delivered:

                  (a) if to the Grantor, at its address at 1400 Smith Street, EB 2407, Houston, Texas 77002, Telecopy: (713) 646-4039, Telephone:
         (713) 853-1939, Attention: Donna W. Lowry, Compliance; and

                  (b) if to the Trustee, at its Corporate Trust Office referred to in the Indenture;

or, as to any such party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section. All such notices and communications shall, when mailed, telecopied, telegraphed or telexed, be effective when deposited in the mails, telecopied, or confirmed by telex answerback, respectively, except that notices and communications to the Trustee shall not be effective until received by the Trustee. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

                  SECTION 18. Continuing Security Interest. Subject to any collateral released under Section 16, this Agreement shall create a continuing security interest in and to the Collateral and shall (a) remain in full force and effect until the payment in full in cash of the Secured Obligations, (b) be binding upon the Grantor and its successors and permitted assigns and (c) inure, together with the rights and remedies of the Trustee hereunder, to the benefit of, and be enforceable by, the Trustee, the Holders of the Notes and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), the Trustee may assign or otherwise transfer all or any portion of its rights and obligations under the Indenture and the Notes to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to the Trustee, as the case may be, herein or otherwise, in each case as and to the extent provided in
Section 610 of the Indenture.

                  SECTION 19. Waivers and Acknowledgments. (a) The Grantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Secured Obligations and this Agreement and any requirement that the Trustee or any Holder of a Note protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against the Company or any other Person or any Collateral.

                  (b) The Grantor hereby waives any right to revoke this Agreement, and acknowledges that this Agreement is continuing in nature and applies to all Secured Obligations, whether existing now or in the future.

                  (c) The Grantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Indenture, the Notes and the Security Documents and that the waivers set forth in this Section 19 are knowingly made in contemplation of such benefits.

                  SECTION 20. Subrogation. The Grantor will not exercise any rights that it may now or hereafter acquire against the Company or any of its Subsidiaries that arise from the existence, payment, performance or enforcement of the Grantor's obligations under this Agreement, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Trustee or any Holders of the Notes against the Company or of its Subsidiaries or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Company or any of its Subsidiaries, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Secured Obligations and all other amounts payable under this Agreement shall have been paid in full in cash (except that the Grantor may exercise any such claim, right or remedy solely against, and the Grantor may take and receive any such amount solely from, amounts permitted to be distributed or paid on account of Subordinated Indebtedness in accordance with and subject to the restrictions set forth in Section 1012 of the Indenture). If any amount shall be paid to the Grantor in violation of the preceding sentence at any time prior to the later of the payment in full in cash of the Secured Obligations and all other amounts payable under this Agreement, such amount shall be held in trust for the benefit of the Trustee and the other Holders of the Notes and shall forthwith be paid to the Trustee to be credited and applied to the Secured Obligations and all other amounts payable under this Agreement, whether matured or unmatured, in accordance with the terms of the Indenture, or to be held as Collateral for any Secured Obligations or other amounts payable under this Agreement thereafter arising.

                  SECTION 21. Release and Termination. Upon the payment in full in cash of the Secured Obligations, the pledge, assignment and security interest granted hereby shall terminate and all rights to the Collateral shall revert to the Grantor. Upon any such termination, the Trustee will, at the Grantor's expense, execute and deliver to the Grantor such documents as the Grantor shall reasonably request to evidence such termination.

                  SECTION 22. Authority of the Trustee. (a) The Trustee shall have and be entitled to exercise all powers hereunder that are specifically granted to the Trustee by the terms hereof, together with such powers as are reasonably incident thereto. The Trustee may perform any of its duties hereunder or in connection with the Collateral by or through agents or employees and shall be entitled to retain counsel and to act in reliance upon the advice of counsel concerning all such matters. Except as otherwise expressly provided in this Agreement or the Indenture, neither the Trustee nor any director, officer, employee, attorney or agent of the Trustee shall be liable to the Grantor for any action taken or omitted to be taken by the Trustee, in its capacity as Trustee, hereunder, except for its own negligence or willful misconduct, and the Trustee shall not be responsible for the validity, effectiveness or sufficiency hereof or of any document or security furnished pursuant hereto. The Trustee and its directors, officers, employees, attorneys and agents shall be entitled to rely on any communication, instrument or document believed by it or them to be genuine and correct and to have been signed or sent by the proper person or persons.

                  (b) The Grantor acknowledges that the rights and responsibilities of the Trustee under this Agreement with respect to any action taken by the Trustee or the exercise or non-exercise by the Trustee of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Trustee and the Holders of the Notes, be governed by the Indenture and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Trustee and the Grantor, the Trustee shall be conclusively presumed to be acting as agent for the Holders of the Notes with full and valid authority so to act or refrain from acting, and the Grantor shall not be obligated or entitled to make any inquiry respecting such authority.

                  SECTION 23. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

                  SECTION 24. Reinstatement. This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Secured Obligations is rescinded or must otherwise be returned by the Trustee, any Holder of the Notes or by any other Person upon the insolvency, bankruptcy or reorganization of the Company or otherwise, all as though such payment had not been made.

                  SECTION 25. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                  SECTION 26. Governing Law; Entire Agreement. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. This Agreement constitutes the entire understanding among the Grantor, the Trustee and the Holders of the Notes with respect to the subject matter hereof and supercede any prior agreements, written or oral, with respect thereto.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.


                                      ECT MERCHANT INVESTMENTS CORP.,


                                      By:   /s/ CHERYL LIPSHUTZ
                                         ---------------------------------
                                         Name:  Cheryl Lipshutz
                                         Title: Vice-President


                                      THE BANK OF NEW YORK, as Trustee


                                      By:   /s/ MARY BETH LEWICKI
                                         ---------------------------------
                                         Name:  Mary Beth Lewicki
                                         Title: Assistant Vice-President

                                   Schedule I


                                EQUITY INTERESTS



================================  ==================================  ===================================
                                                                                 Percentage of
                                                                                  Outstanding
             Issuer                        Type of Interest                     Equity Interest
================================  ==================================  ===================================

East Coast Power L.L.C.           Class B Limited Liability                         50% of
                                  Company Membership Interest              Class B Limited Liability
                                                                              Company Membership
                                                                                   Interests

================================  ==================================  ===================================